EXECUTION COPY

                       AMENDMENT NO. 2 TO CREDIT AGREEMENT
                                       AND
                      AMENDMENT NO. 2 TO SECURITY AGREEMENT

     AMENDMENT NO. 2, dated as of May 12, 2009, to the Credit Agreement (the "Credit Agreement Amendment"), dated as of May 13, 2008, between First Trust/Four Corners Senior Floating Rate Income Fund, a Massachusetts business trust (the "Borrower"), and The Bank of Nova Scotia (the "Bank"), as amended by Consent No. 1 and Amendment No. 1 to Credit Agreement, dated as of July 11, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), and AMENDMENT NO. 2, dated as of May __, 2009, to the Security Agreement (the "Security Agreement Amendment" and, together with the Credit Agreement Amendment, this "Amendment"), dated as of May 13, 2008, between the Borrower and the Bank, as amended by Amendment No. 1 to Security Agreement, dated as of July 11, 2008 (as the same may be amended, supplemented or otherwise modified from time to time, the "Security Agreement").

                                    RECITALS

     I. Capitalized terms used herein and not herein defined shall have the respective meanings ascribed thereto in the Credit Agreement.

     II. The Borrower has requested an amendment to the Credit Agreement to, among other things, extend the term thereof, and the Bank is willing to agree thereto subject to the terms and conditions hereof.

     Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. Each of the defined terms "Adjusted Asset Coverage", "Alternate Base Rate", "Applicable Rate", "Control Agreement", "Custodian", "Custody Agreement", "Interest Period" and "Investment Limitation Default" contained in
Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

              "Adjusted Asset Coverage" means, with respect to the Borrower as of any date, the ratio on such date of (a)(i) Adjusted Total Net Assets of the Borrower minus (ii) the Ineligible Asset Value to (b) Adjusted Senior Debt of the Borrower.

              "Administrator" means (a) prior to the Custody Transfer Time, JPMorgan Chase Bank, N.A., and (b) at all other times, PFPC Trust Company.

              "Alternate Base Rate" means, as of any day, a fluctuating rate of interest per annum equal to the highest of the following: (i) the Prime Rate, (ii) 0.50% plus the Federal Funds Effective Rate, (iii) 0.50% plus the Overnight Eurodollar Rate, and (iv) 7.00%.


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              "Applicable Rate" means, with respect to each (a) ABR Loan, the
     Alternate Base Rate plus 1.25%, (b) LIBOR Loan, the Adjusted LIBO Rate plus 2.25%.

              "Control Agreement" means (a) prior to the Custody Transfer Time, the Control Agreement, dated as of July 11, 2008, among the Borrower, JPMorgan Chase Bank, N.A. and the Bank, and (b) at all other times, the Successor Control Agreement.

              "Custodian" means (a) prior to the Custody Transfer Time, JPMorgan Chase Bank, N.A., in its capacity as custodian under the Custody Agreement, and (b) at all other times, PFPC Trust Company, in its capacity as custodian under the Custody Agreement.

              "Custody Agreement" means (a) prior to the Custody Transfer Time, the Domestic Custody Agreement, dated as of June 1, 2008, by and between the Borrower and JPMorgan Chase Bank, N.A, and (b) at all other times, the Successor Custody Agreement.

              "Interest Period" means, with respect to any LIBOR Loan, the period commencing (a) on the date of the commencement thereof and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or (b) during the 30 day period immediately preceding the Scheduled Commitment Termination Date, on the date of the commencement thereof and ending one or two weeks thereafter, in each case as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period of one or two weeks) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) the Borrower shall not be permitted to select any Interest Period if it would end after the Scheduled Commitment Termination Date.

              "Investment Limitation Default" means, as of any date:

                     (a) the aggregate Value of all Illiquid Investments of the Borrower exceeds 5% of Total Net Assets;

                     (b) the aggregate Value of all Unrated Investments of the Borrower exceeds 20% of Total Net Assets;

                     (c) as of any date, Unrated Investments of the Borrower having an aggregate Value in excess of 50% of the Value of all Unrated

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               Investments of the Borrower shall not (i) have been privately rated or been the subject of an appropriate request by the Borrower for a private rating, in either case within the immediately preceding 365 days, or (ii) have been privately rated within the immediately preceding 410 days;

                      (d) the aggregate Value of all Distressed Investments of the Borrower exceeds 20% of Total Net Assets;

                      (e) the sum of the Value of (1) all Distressed Investments of the Borrower, plus (2) all Illiquid Investments of the Borrower, plus (3) all Unrated Investments of the Borrower, exceeds 35% of Total Net Assets;

                      (f) the Borrower makes or maintains any investment in any Asset-backed Security;

                      (g) the aggregate Value of all Investments of the Borrower issued by any single issuer exceeds 5% of Total Net Assets;

                      (h) the aggregate Value of all Investments of the Borrower issued by any single issuer exceeds 10% of the outstanding voting securities of such issuer;

                      (i) the aggregate Value of all Investments of the Borrower in any single industry exceeds 25% of Total Net Assets;

                      (j) the Borrower makes or maintains any Investment that is not denominated in dollars;

                      (k) the Value of all Investments of the Borrower issued by one or more Persons organized under the laws of a Developed Market Country exceeds 15% of Total Net Assets;

                      (l) the Borrower makes or maintains any Investment issued by a Person who is not organized under the laws of (i) a Developed Market Country, or (ii) the United States of America or a state, province or other political subdivision thereof; or

                      (m) the Borrower shall hold in excess of 10% of the aggregate outstanding principal balance of all loans and advances to a borrower or group of borrowers under any single syndicated credit facility.

          2. Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetic order:

          "Asset-backed Security" means a type of bond or note that is based on one or more pools of assets, or collateralized by the cash flows from

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          one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations and collateralized mortgage obligations, but excluding U.S. Government Securities.

              "Custody Transfer Time" means the first moment in time upon which
          (a) the Borrower shall have delivered to the Bank a certified copy of the Successor Custody Agreement, (b) the Borrower, PFPC Trust Company and the Bank shall have executed and delivered the Successor Control Agreement, (c) all of the assets of the Borrower that are capable of being held by a custodian shall have been delivered to PFPC Trust Company under the terms of the Successor Custody Agreement, (d) the Bank shall have received an opinion of counsel to the Borrower in form and substance satisfactory to the Bank, (e) the Borrower shall have delivered to the Bank a notice stating that all of the assets of the Borrower that are capable of being held by a custodian shall have been delivered to PFPC Trust Company under the terms of the Successor Custody Agreement, and (f) the Bank shall have received such other documents and agreements in connection with all of the foregoing as the Bank may request.

              "Developed Market Country" means the Commonwealth of Australia, Canada, the United Kingdom, New Zealand, Japan, Singapore, Austria, Belgium, Finland, France, Germany, Greece, the Hong Kong Special Administrative Region, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Denmark, Norway, Poland, Sweden, and Switzerland.

              "Ineligible Asset Value" means, as of any date, an amount equal to the sum, without duplication, of (a) the Value of all Distressed Investments of the Borrower in excess of 15% of Total Net Assets plus
          (b) the Value of all Unrated Investments of the Borrower in excess of 15% of Total Net Assets plus (c) to the extent in excess of 30% of Total Net Assets, the sum of (i) the Value of all Illiquid Investments of the Borrower, plus (ii) the Value of all Distressed Investments of the Borrower, plus (iii) the Value of all Unrated Investments of the Borrower.

              "Interest Payment Date" means (i) with respect to any ABR Loan, the last day of each month, (ii) with respect to any LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (iii) with respect to all Loans, the Maturity Date.

              "Overnight Eurodollar Rate" means, with respect to any ABR Loan as of any date, the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date as Interbank Rates (Overnight) for Dollars, provided that if the Reuters LIBOR01 Page does not include such a rate or is then unavailable, then Overnight Eurodollar Rate shall mean with respect to any ABR Loan, the

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          rate of interest per annum quoted by the Bank to leading banks in the
          London interbank market as the rate at which the Bank is offering dollar deposits in an amount equal to $1,000,000 for overnight dollar deposits at approximately 11:00 a.m., London time, provided further that if the day for which such rate is to be determined is not a Business Day, the Overnight Eurodollar Rate for such day shall be such rate on the next preceding Business Day.

              "Remaining MMP Shares" means, as of any date, all of the MMP Shares other than those MMP Shares that have been redeemed.

              "Successor Control Agreement" means a control agreement among the Borrower, PFPC Trust Company and the Bank, the terms of which provide that it is the Successor Control Agreement for purposes of this Credit Agreement.

              "Successor Custody Agreement" means a custody agreement between the Borrower and PFPC Trust Company, (a) the terms of which provide that it is the Successor Custody Agreement for purposes of this Credit Agreement, and (b) the form and substance of which has been approved by the Bank.

              "U.S. Government Securities" means debt securities the timely payment of the principal thereof and interest thereon is backed by the full faith and credit of the United States of America.

           3. The defined term "Commitment" contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the amount "$35,000,000" contained therein and replacing such amount with "$25,000,000".

           4. The defined term "Scheduled Commitment Termination Date" contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the date "May 12, 2009" contained therein and replacing such date with "May 11, 2010".

           5. Section 3.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

               (b) Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (1) interest accrued and unpaid pursuant to each of clauses
          (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed (from and including the day a Loan is made to but excluding the date of repayment thereof) for the actual number of days elapsed on the basis of a year of (i) in the case of the Prime Rate, 365 days,

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          and (ii) in all other cases, 360 days. The Alternate Base Rate, the Federal Funds Effective Rate, the LIBO Rate, the Overnight Eurodollar Rate and the Prime Rate shall be determined by the Bank in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

           6. Section 3.2(a) of the Credit Agreement is hereby amended by deleting the percentage "0.10%" contained therein and replacing it with "0.50%".

           7. Section 7.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

              (b) issue, sell, create, incur, assume or suffer to exist any Senior Security, except (i) Senior Securities Representing Indebtedness otherwise permitted hereunder, and (ii) that, as of any date, the Borrower may suffer to exist the Remaining MMP Shares.

           8. Section 7.7 of the Credit Agreement is hereby amended by adding a new subsection (c) as follows:

              (c) The Borrower will not permit the Net Asset Value (i) as of the close of business on the last Business Day of any calendar month, to be less than 75% of the Net Asset Value as of the close of business on the last Business Day of the immediately preceding calendar month, or (b) fall below $37,500,000. In connection with any redemption or other retirement of any or all of the Remaining MMP Shares, the parties hereto agree that they shall negotiate in good faith an amendment to this Section 7.7(c) to reflect such redemption or other retirement in light of the then existing facts and circumstances.

           9. Section 8.1(d) of the Credit Agreement is hereby amended by inserting the following immediately after the word "Sections" appearing therein:
"6.1(d), ".

           10. Section 8.1(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

              (k) (1) the Investment Adviser shall fail to be First Trust Advisors L.P., or an Affiliate thereof, (2) the custodian for all of the assets of the Borrower shall fail to be the Custodian or an Affiliate thereof, or any successor thereto agreed to in writing by the Bank in its sole and absolute discretion, (3) the sole administrator for the Borrower shall fail to be the Administrator, or an Affiliate thereof, or any successor thereto agreed to in writing by the Bank in its sole and absolute discretion, or (4) the independent auditors for the Borrower shall fail to be reasonably acceptable to the Bank;

           11. Section 5 of the Security Agreement is hereby amended by (a) inserting the phrase "; Power of Attorney" immediately after the word "Distributions" contained in the heading thereof and (b) inserting the following subsections (c), (d) and (e) after subsection (b) thereof:

              (c) The Borrower irrevocably authorizes the Bank at any time and

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              from time to time in the sole discretion of the Bank and appoints the Bank as its attorney in fact (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Bank's sole discretion to perfect and to maintain the perfection and priority of the Bank's security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Bank in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Bank's security interest in the Collateral,
              (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral or with securities intermediaries holding Collateral as may be necessary or advisable to give the Bank "control" (within the meaning of the UCC) over such Collateral, (v) to apply the proceeds of any Collateral received by the Bank to the Obligations, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) to contact "account debtors" (within the meaning of the UCC) for any reason, (viii) to demand payment or enforce payment of all Collateral in the name of the Bank or the Borrower and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Collateral,
              (ix) to exercise all of the Borrower's rights and remedies with respect to the collection of the Collateral, (x) to settle, adjust, compromise, extend or renew any Collateral, (xi) to settle, adjust or compromise any legal proceedings brought to collect on any Collateral, (xii) to prepare, file and sign the Borrower's name on a proof of claim in bankruptcy or similar document against any account debtor of the Borrower, (xiii) to prepare, file and sign the Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral, (xiv) to change the address for delivery of mail addressed to the Borrower to such address as the Bank may designate and to receive, open and dispose of all mail addressed to the Borrower, and (xv) to do all other acts and things necessary to carry out this Security Agreement; and the Borrower agrees to reimburse the Bank on demand for any payment made or any expense incurred by the Bank in connection with any of the foregoing; provided that, this authorization shall not relieve the Borrower of any of its obligations under this Security Agreement or under the Credit Agreement. All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Bank under this Section 5 are solely to protect the Bank's interests in the Collateral and shall not impose any duty upon the Bank to exercise any such powers. The Bank agrees that, except for the powers granted in Section 5(c)(i), (iii), (iv), and (vi), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing; provided that the foregoing shall not be deemed to restrict the power or authority granted to the Bank pursuant to Section 6.

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              (d) The Borrower hereby irrevocably constitutes and appoints the
              Bank as its proxy and attorney-in-fact (as set forth in this Section 5) with respect to the Collateral, including the right to vote Collateral, with full power of substitution to do so. In addition to the right to vote any Collateral, the appointment of the Bank as proxy and attorney-in-fact shall, subject to subsections (a) and (b) above, include the right to exercise all other rights, powers, privileges and remedies to which a holder of Collateral would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings). Such proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Collateral on the record books of the issuer thereof) by any Person (including the issuer of such Collateral or any officer or agent thereof), solely upon the occurrence and during the continuance of an Event of Default.

              (e) The appointment of the Bank as proxy and attorney-in-fact in this Section 5 is coupled with an interest and shall be irrevocable until the date on which this Security Agreement is terminated in accordance with the terms hereof. Notwithstanding anything contained herein, neither the Bank nor any Related Party thereof shall have any duty to exercise any right or power granted hereunder or otherwise or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so, except in respect of damages attributable solely to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; provided that, in no event shall they be liable for any punitive, exemplary, indirect or consequential damages.

           12. Section 16(a) of the Security Agreement is hereby amended by deleting the term "Commitment Expiration Date" appearing therein and inserting in its place the term "Commitment Termination Date".

           13. Exhibit F of the Credit Agreement is hereby amended and restated in the form of Exhibit F hereto.

           14. Paragraphs 1 - 13 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the "Amendment Effective Date"):

          (i) the Bank shall have received from the Borrower either (a) a counterpart of this Amendment executed on behalf of the Borrower or (b) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

          (ii) the Bank shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Bank, (a) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (b) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the

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     Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (c) attaching true, complete and correct copies of the current Registration Statement and annual and semi-annual financial reports, and (d) certifying that the Borrower's Organization Documents have not been amended, supplemented or otherwise modified since May 13, 2008 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

          (iii) the Bank shall have received written opinions from counsel to the Borrower in form and substance acceptable to the Bank;

          (iv) the Bank shall have received an upfront fee in the amount of $100,000;

          (v) the Bank shall have received an administration fee in the amount of $50,000; and

          (vi) the Borrower shall have paid all reasonable out-of-pocket fees and disbursements incurred by the Bank (including, without limitation, legal fees and disbursements of counsel to the Bank) in connection herewith.

           15. The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing.

           16. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

           17. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

           18. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

           19. The Borrower's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Amendment is executed on behalf of the Borrower by the Borrower's officers as officers and not individually and the obligations imposed upon the Borrower by this Amendment are not binding upon any of the Borrower's trustees, officers or shareholders individually but are binding only upon the Borrower and it assets and property.

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     IN WITNESS WHEREOF, the parties hereto have caused this Consent No. 2 and
Amendment No. 2 to the Credit Agreement and Amendment No. 2 to the Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                            FIRST TRUST/FOUR CORNERS SENIOR
                                            FLOATING RATE INCOME FUND


                                            By:    /s/ James A. Bowen
                                                   -------------------------
                                            Name:   James A. Bowen
                                                   -------------------------
                                            Title:  President
                                                   -------------------------



 [First Trust / Four Corners Senior Floating Rate Income Fund Amendment No. 2]

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                                            THE BANK OF NOVA SCOTIA


                                            By:    /s/ David L. Mahmood
                                                   -------------------------
                                            Name:   David L. Mahmood
                                                   -------------------------
                                            Title:  Managing Director
                                                   -------------------------



 [First Trust / Four Corners Senior Floating Rate Income Fund Amendment No. 2]

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